Exhibit 99.1

                      FOR IMMEDIATE RELEASE


CONTACT:  Steven F. Groth, Chief Financial Officer
          (212) 599-8000


    FINANCIAL FEDERAL CORPORATION ANNOUNCES MICHAEL C. PALITZ
     HAS RESIGNED AS EXECUTIVE VICE PRESIDENT AND TREASURER
     ------------------------------------------------------


NEW YORK, NY: February 5, 2003 - Financial Federal Corporation ("FIF" - NYSE), announced today that Michael C. Palitz has resigned from his position as Executive Vice President and Treasurer effective March 14, 2003 to pursue interests outside the industry. Mr. Palitz will remain a member of the Board of Directors.

In 1989, Mr. Palitz, together with Paul R. Sinsheimer, Bernard G. Palitz, Clarence Y. Palitz, Jr. and William M. Gallagher, founded Financial Federal Corporation. He served as the Company's Chief Financial Officer from 1989 through September 2000. During his tenure as Chief Financial Officer, Mr. Palitz had a significant role in establishing and maintaining many of the Company's relationships within the banking and investment communities.

Paul R. Sinsheimer, Chairman of the Board of Directors and Chief Executive Officer, commented: "On behalf of the Company and myself, I would like to thank Michael for his many years of service and look forward to his continued contributions as a member of the Board of Directors. We wish him well in his future endeavors."


Financial Federal Corporation specializes in financing industrial and commercial equipment through installment sales and leasing programs for manufacturers, dealers and end users nationwide. For additional information, please visit the Company's website at www.financialfederal.com.


This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. Readers are referred to the most recent reports on Forms 10-K and 10-Q filed by the Company with the Securities and Exchange Commission that identify such risks and uncertainties.


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